Exhibit 99.4

Legend Oil and Gas, Ltd. Information To Be Available Through Standard & Poor’s Market Access Program

SEATTLE, WA–(Marketwire – Apr 25, 2011) Legend Oil and Gas, Ltd. (OTCBB:LOGL) announced today that its company information will be made available via Standard & Poor’s Market Access Program, an information distribution service that enables subscribing publicly traded companies to have their company information disseminated to users of Standard & Poor’s MarketScope Advisor.  The company information to be made available through this program includes share price, volume, dividends, shares outstanding, company financial position, and earnings.  Standard & Poor’s MarketScope Advisor is an Internet-based research engine used by more than 100,000 investment advisors. A public version of the site is available at www.marketscope.com.

In addition, information about companies in Standard & Poor’s Market Access Program will be available via S&P’s Stock Guide database, which is distributed electronically to virtually all major quote vendors.  As part of the program, a full description of Legend Oil and Gas, Ltd. will also be published in the Daily News section of Standard Corporation Records, a recognized securities manual for secondary trading in up to 38 states under their Blue Sky Laws.

About Legend Oil and Gas, Ltd.

Legend Oil and Gas, Ltd. is a managed risk, oil and gas exploration/exploitation, development and production company with activities currently focused on leases in southeastern Kansas and northern North Dakota.

Company information distributed through the Market Access Program is based upon information that Standard & Poor’s considers to be reliable, but neither Standard & Poor’s nor its affiliates warrant its completeness or accuracy, and it should not be relied upon as such.  This material is not intended as an offer or solicitation for the purchase or sale of any security or other financial instrument.

Contacts:

Legend Oil and Gas, Ltd.

Marshall Diamond-Goldberg
President
403 617-2071

Standard and Poor’s Customer Contact:

Richard Albanese
212 438-3647
richard_albanese@standardandpoors.com

Standard and Poor’s Media Relations Contact:

Michael Privitera
212 438-6679
michael_privitera@standardandpoors.com